                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      ESTERLINE TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                       ESTERLINE TECHNOLOGIES CORPORATION

                              10800 NE 8TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 3, 1999

                            ------------------------

To the Shareholders of Esterline Technologies Corporation:

    NOTICE IS HEREBY GIVEN that the 1999 ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the "Company"), annual meeting of shareholders will be held on Wednesday, March 3, 1999 at 10:00 a.m., at the Hyatt Regency Bellevue, 900 Bellevue Way, Bellevue, Washington, for the following purposes:

    (1) to elect four directors of the Company to serve a term of three years;

    (2) to approve an increase in the number of authorized shares of common stock from 30,000,000 to 60,000,000 shares,

    (3) to ratify the selection of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year 1999; and

    (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on January 5, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

    The Company's Annual Report for the fiscal year 1998 is enclosed for your convenience.

                                          By order of the Board of Directors

                                          /s/ Robert W. Stevenson

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

                                          January 15, 1999

--------------------------------------------------------------------------------

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT EITHER IN PERSON OR BY PROXY FOR THE MEETING TO BE HELD. IF YOU ATTEND THE MEETING AND VOTE YOUR SHARES PERSONALLY, ANY PREVIOUS PROXIES WILL BE REVOKED.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 3, 1999

                            ------------------------

    This proxy statement, which is first being mailed to shareholders on or about January 15, 1999, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the "Company") of proxies in the accompanying form to be voted at the 1999 annual meeting of shareholders of the Company to be held on Wednesday, March 3, 1999 at 10:00 a.m., at the Hyatt Regency Bellevue, 900 Bellevue Way, Bellevue, Washington, and at any adjournment or postponement thereof. The Company's principal executive office is at 10800 NE 8th Street, Bellevue, Washington 98004.

    The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing.

    Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company's address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

    The Board of Directors has fixed the close of business on January 5, 1999, as the record date for determination of holders of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 17,334,388 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items being submitted to the shareholders for their consideration. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The Common Stock is listed for trading on the New York Stock Exchange.

    Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether or not a quorum is present at the annual meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

                             ELECTION OF DIRECTORS

    Four directors are to be elected at the 1999 annual meeting of shareholders to serve three-year terms expiring at the 2002 annual meeting or until their successors are elected and qualified. The Board of Directors recommends a vote FOR the four director nominees named below.

    Directors of the Company are elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. The current directors whose terms expire at the 1999 annual meeting are E. John Finn, Robert F. Goldhammer and Jerome J. Meyer. Mr. Meyer, who has served on the Board of Directors since 1992, has advised the Board that he will be retiring as a director immediately after the conclusion of the 1999 annual meeting of shareholders. During 1998 the Board of Directors was expanded by two members and Messrs. Leitman and Cremin were elected in June and December, respectively. Upon Mr. Meyer's retirement, the size of the Board of Directors will be reduced by one member.

    Information as to each nominee and each director whose term will continue after the 1999 annual meeting is provided below. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the four nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

                                   NOMINEES:

ROBERT W. CREMIN

PRESIDENT AND CHIEF OPERATING OFFICER, ESTERLINE TECHNOLOGIES.  Age 58.
Mr. Cremin has been President of the Company since September 1997 and Chief Operating Officer since October 1996. In addition, he served as Executive Vice President from October 1996 to September 1997. From January 1991 to October 1996, he was Senior Vice President and Group Executive. He was elected a director of the Company effective December 1998.

E. JOHN FINN

CHAIRMAN (RETIRED), DORR-OLIVER INCORPORATED.  Age 67.
Mr. Finn is the retired Chairman and Partner of Dorr-Oliver Incorporated (a process engineering and equipment company), having held such positions from 1988 to 1995. He is also a director of Advanced Refractory Technologies, Inc., Pro Air, Inc. and Stantec, Inc. He has been a director of the Company since 1989.

ROBERT F. GOLDHAMMER

CHAIRMAN, IMCLONE SYSTEMS, INCORPORATED.  Age 67.
Mr. Goldhammer has been the Chairman of ImClone Systems, Incorporated (a biotechnology company) since 1984. Previously, he was a Partner and Vice Chairman of the Executive Committee of Kidder, Peabody & Co. Incorporated. He is also a Partner at Concord International Investments Group L.L.P. He has been a director of the Company since 1974.

JERRY D. LEITMAN

PRESIDENT AND CHIEF EXECUTIVE OFFICER, ENERGY RESEARCH CORPORATION. Age 56. Mr. Leitman has served as President and Chief Executive Officer of Energy Research Corporation (a fuel cell and rechargeable battery development company) since August 1997. Previously, he was President of Jaydell, Inc. from January 1995 through August 1997, and President of ABB, Air Pollution Control from October 1992 through December 1994. He was elected a director of the Company effective June 1998.

                             CONTINUING DIRECTORS:

RICHARD R. ALBRECHT

EXECUTIVE VICE PRESIDENT (RETIRED), COMMERCIAL AIRPLANE GROUP, THE BOEING COMPANY. Age 66.
Prior to August 1997, Mr. Albrecht was Executive Vice President of the Commercial Airplane Group for The Boeing Company (an aerospace company), having held such position from 1984 to 1997. He has been a director of the Company since 1997 and his term expires in 2001.

GILBERT W. ANDERSON

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PHYSIO-CONTROL
CORPORATION.  Age 70.
Mr. Anderson is the retired President and Chief Executive Officer of Physio-Control Corporation (a medical device manufacturer), having held such positions from 1986 to 1991 and is a private investor. He is also a director of SpaceLabs Medical. He has been a director of the Company since 1991 and his term expires in 2000.

JOHN F. CLEARMAN

CHIEF FINANCIAL OFFICER, MILLIMAN & ROBERTSON.  Age 61.
Mr. Clearman is the Chief Financial Officer, Milliman & Robertson (an actuarial consulting firm) commencing October 1998. He is the former President and Chief Executive Officer of NC Machinery Co., having held such positions from 1986 through 1994. He has been a director of the Company since 1989 and his term expires in 2001.

WENDELL P. HURLBUT

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ESTERLINE TECHNOLOGIES.  Age 67.
Mr. Hurlbut has served as Chairman and Chief Executive Officer of the Company since September 1997. Previously, he served as Chairman, President and Chief Executive Officer from January 1993 through September 1997. From February 1989 through December 1992, he was President and Chief Executive Officer. Mr. Hurlbut is also a member of the Board of Directors of the National Association of Manufacturers. He has been a director of the Company since 1989 and his term expires in 2000.

PAUL G. SCHLOEMER

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PARKER HANNIFIN
CORPORATION.  Age 70.
Mr. Schloemer is the retired President and Chief Executive Officer of Parker Hannifin Corporation (a manufacturer of motion control products), having held such positions from 1984 to 1993 and is a director of Rubbermaid Incorporated and AMP Incorporated. He has been a director of the Company since 1993 and his term expires in 2001.

MALCOLM T. STAMPER

VICE CHAIRMAN (RETIRED), THE BOEING COMPANY.  Age 73.
Mr. Stamper is the retired President and Vice Chairman of The Boeing Company (an aerospace company), having held such positions from 1972 to 1990 and has been the Chairman, Chief Executive Officer and Publisher of Storytellers Ink since 1990. He is a director of Whittaker Corp. and Pro Air, Inc. He has been a director of the Company since 1991 and his term expires in 2000.

                       OTHER INFORMATION AS TO DIRECTORS

DIRECTOR COMPENSATION

    The Company pays, in cash, non-employee directors an annual retainer fee of $20,000 for services on the Board and all committees thereof, a fee of $1,000 for each special meeting attended and a fee of $200 for each telephonic meeting in which they participate (and reimburses such directors for out-of-pocket expenses incurred therewith). The Company also pays non-employee committee chairmen an annual fee of $5,000. In addition, the Company pays non-employee directors additional compensation in the form of an annual issuance to each director of $5,000 worth of fully-paid Common Stock and reimburses each such director in cash for the payment of income taxes ($3,278.15 at current Federal income tax rates) on this stock. Employees of the Company serving on the Board and committees thereof receive no additional compensation for such service. There were five meetings of the Board of Directors during fiscal 1998.

BOARD COMMITTEES

    THE AUDIT COMMITTEE, currently consisting of Messrs. Clearman (Chairman), Albrecht, Anderson, Leitman, Meyer and Schloemer, recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit assignments. This Committee also reviews: (1) the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto, (2) the accounting principles being applied by the Company in financial reporting, (3) the activities of the Company's internal auditors and the adequacy of internal accounting controls, (4) the Company's environmental compliance practices and management system, and (5) such other related matters as it deems appropriate. The Audit Committee met six times during fiscal 1998.

    THE COMPENSATION & STOCK OPTION COMMITTEE, currently consisting of Messrs. Goldhammer (Chairman), Finn and Stamper, recommends the form and level of compensation for officers of the Company. The Compensation & Stock Option Committee has also been appointed by the Board of Directors to administer the Company's stock option plans and executive officer incentive compensation plans. The Compensation & Stock Option Committee met four times during fiscal 1998.

    THE EXECUTIVE COMMITTEE, currently consisting of Messrs. Hurlbut (Chairman), Finn, Goldhammer and Stamper, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met once during fiscal 1998.

    THE NOMINATING COMMITTEE, currently consisting of Messrs. Stamper (Chairman), Finn and Schloemer, recommends individuals to be presented to the shareholders of the Company for election or re-election to the Board of Directors. Written proposals from shareholders for nominees for directors to be elected at the 1999 annual meeting, which were submitted to the Secretary of the Company by September 25, 1998, and which contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, will be considered by the Nominating Committee. The Nominating Committee met twice during fiscal 1998.

    Each director, during fiscal 1998, attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 5, 1999 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                               NUMBER OF       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        SHARES(2)      OF CLASS
----------------------------------------------------------  ---------------   ---------
Sanford C. Bernstein & Co., Inc...........................  1,371,365(3)        7.9%
  767 Fifth Avenue, New York, NY 10153
The Prudential Insurance Company of America...............  1,164,800(4)        6.7%
  Prudential Plaza, Newark, NJ 07102
Larry A. Kring............................................    225,400(5)        1.3%
Wendell P. Hurlbut........................................    189,327(5)        1.1%
Stephen R. Larson.........................................    154,500(5)        *
Robert W. Cremin..........................................    153,288 (5)(6     *
Robert W. Stevenson.......................................     97,374 (5)(6     *
E. John Finn..............................................     37,744           *
Robert F. Goldhammer......................................     18,244           *
John F. Clearman..........................................     11,744           *
Gilbert W. Anderson.......................................      5,988           *
Jerome J. Meyer...........................................      3,744           *
Paul G. Schloemer.........................................      3,744           *
Malcolm T. Stamper........................................      3,744           *
Richard R. Albrecht.......................................      2,234           *
Jerry D. Leitman..........................................     --               *
Directors, nominees and executive officers as a group (17
  persons)................................................    980,025 (5)(6     5.4%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 10800 NE 8th Street, Bellevue, Washington 98004.

(2) Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) The holding shown is based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on or about February 4, 1998, and certain other information provided by Sanford C. Bernstein & Co., Inc., a registered broker-dealer and a registered investment advisor. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(4) The holding shown is based on a Schedule 13G filed with the SEC on or about February 9, 1998, and certain other information provided by The Prudential Insurance Company of America, an insurance company, a registered broker-dealer and a registered investment advisor that disclaims beneficial ownership of these shares. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(5) Includes shares subject to options granted under the Company's 1987 and 1997 Stock Option Plans which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Hurlbut, 114,250 shares; Mr. Cremin, 146,000 shares; Mr. Stevenson, 75,250 shares; Mr. Kring, 215,000 shares; Mr. Larson, 154,500 shares; and directors, nominees and executive officers as a group, 775,750 shares.

(6) Includes shares held in the name of such holder's children as follows: Mr. Cremin, 1,622 shares and Mr. Stevenson, 17,500 shares.

                             EXECUTIVE COMPENSATION

    The following table summarizes compensation paid or accrued during fiscal years 1998, 1997 and 1996 for services in all capacities to the Company by the persons who, at October 31, 1998, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                               ---------------------------
                                                                                   AWARDS
                                                                 ANNUAL        --------------    PAYOUTS
                                                              COMPENSATION       SECURITIES     ----------
                                                           ------------------    UNDERLYING        LTIP        ALL OTHER
                                                            SALARY    BONUS       OPTIONS        PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR     ($)       ($)         (#)(1)         ($)(2)        ($)(3)
--------------------------------------------------  -----  --------  --------  --------------   ----------   -------------
Wendell P. Hurlbut................................   1998   425,000   307,785     25,000         412,500         2,500
  Chairman of the Board                              1997   421,667   349,350     36,000         287,100         2,375
  and Chief Executive Officer                        1996   401,667   217,947     40,000         589,695         2,375

Robert W. Cremin..................................   1998   340,000   225,709     20,000         300,000         2,500
  President and Chief                                1997   317,083   232,900     50,000         156,600         2,375
  Operating Officer (4)                              1996   266,667   127,136    130,000         212,427         2,375

Robert W. Stevenson...............................   1998   292,500   160,229     16,000         150,000         2,500
  Executive Vice President,                          1997   277,500   172,620     20,000         104,400         2,375
  Chief Financial Officer, and Secretary             1996   265,000   106,955     15,000         223,465         2,375

Larry A. Kring....................................   1998   267,500   130,356     15,000         135,000         2,500
  Group Vice President                               1997   252,500   139,740     20,000          93,960         2,375
                                                     1996   237,500    86,102     15,000         192,289         2,375

Stephen R. Larson.................................   1998   238,667   115,872     13,000         135,000         2,500
  Group Vice President                               1997   230,000   127,136     20,000          93,960         2,375
                                                     1996   218,333    80,721     15,000         192,289         2,375

------------------------

(1) All prior year options have been restated for the two-for-one stock split effective April 20, 1998.

(2) The Compensation Committee adopted a new long-term incentive compensation plan in fiscal 1997 covering the three years 1997-1999. See "Compensation Committee Report--Long-Term Incentive Plan." With respect to compensation reported in fiscal 1996, amounts shown include settlement of all amounts accrued and due through the date of termination for the prior plan.

(3) Amounts contributed or accrued by the Company for the Named Executive Officer under the Company's 401(k) plan.

(4) President and Chief Operating Officer since September 25, 1997 at an annual salary of $340,000 and Executive Vice President and Chief Operating Officer from October 1, 1996 to September 24, 1997, at a salary of $315,000.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED OCTOBER 31, 1998

                                     INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------
                            NUMBER OF                                                          POTENTIAL REALIZABLE VALUE AT
                            SECURITIES     % OF TOTAL                                             ASSUMED ANNUAL RATES OF
                            UNDERLYING       OPTIONS                                           STOCK PRICE APPRECIATION FOR
                             OPTIONS       GRANTED TO       EXERCISE                                  OPTION TERM(2)
                             GRANTED      EMPLOYEES IN        PRICE                            -----------------------------
NAME                          (#)(1)       FISCAL YEAR      ($/SHARE)      EXPIRATION DATE      0%($)      5%($)     10%($)
-------------------------  ------------   -------------   -------------   ------------------   --------   -------   --------
Wendell P. Hurlbut.......   25,000             13%           18.25          December 2007         0       286,933    727,145
Robert W. Cremin.........   20,000             11%           18.25          December 2007         0       229,547    581,716
Robert W. Stevenson......   16,000              9%           18.25          December 2007         0       183,637    465,373
Larry A. Kring...........   15,000              8%           18.25          December 2007         0       172,160    436,287
Stephen R. Larson........   13,000              7%           18.25          December 2007         0       149,205    378,115

------------------------

(1) The grants were made in December 1997 pursuant to the Company's Stock Option Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. In the event any person becomes the beneficial owner of 30% or more of the Common Stock, including by means of a tender offer, or upon approval by the Company's shareholders of a merger or similar transaction providing for the exchange of more than 50% of the Company's shares into cash, property or securities of a third party, all options held by the Named Executive Officers under the stock option plans will become immediately exercisable.

(2) The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term, as specified by the SEC. These assumed rates of annual stock price appreciation are specified by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual realizable value, if any, on stock option exercises depends on the future performance of the Common Stock as well as the option holder's continued employment with the Company.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED OCTOBER 31, 1998,
  AND FISCAL YEAR END OPTION VALUES

                                                                             NUMBER OF SECURITIES
                                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                            SHARES           VALUE           FISCAL YEAR END(#)(3)         FISCAL YEAR END($)(4)
                                         ACQUIRED ON        REALIZED      ---------------------------   ---------------------------
NAME                                    EXERCISE(#)(1)       ($)(2)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------  --------------   --------------   -----------   -------------   -----------   -------------
Wendell P. Hurlbut....................      60,000           937,500        74,000         87,000           837,313       595,688
Robert W. Cremin......................      --               --            120,000        130,000         1,272,406       860,344
Robert W. Stevenson...................      --               --             57,500         43,500           788,906       259,406
Larry A. Kring........................      --               --            197,500         42,500         2,997,656       257,656
Stephen R. Larson.....................      --               --            157,500         40,500         2,229,531       254,156

------------------------

(1) All of the shares were acquired under the cashless exercise procedure provided for in the Company's Stock Option Plan. This procedure provides for payment of the exercise price of the options and federal taxes incurred upon such exercise by the optionees through withholding of shares otherwise issuable upon such exercise, valued at market on the date of exercise. The net number of shares issued pursuant to such exercise for Mr. Hurlbut was 28,616.

(2) The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(3) Exercisable/unexercisable amounts are as of October 31, 1998.

(4) Based on the closing price of the Common Stock on October 30, 1998, as reported by the New York Stock Exchange ($20.00), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS--AWARDS IN THE FISCAL YEAR ENDED OCTOBER 31, 1998

                                                                                                   ESTIMATED FUTURE
                                                                                                    ANNUAL PAYOUTS
                                                                                                        UNDER
                                                                                                      NON-STOCK
                                                                                 PERFORMANCE OR      PRICE-BASED
                                                                 NUMBER OF        OTHER PERIOD       PLANS($)(1)
                                                               SHARES, UNITS    UNTIL MATURATION   ----------------
NAME                                                          OR OTHER RIGHTS      OR PAYOUT       TARGET   MAXIMUM
------------------------------------------------------------  ---------------   ----------------   -------  -------
Wendell P. Hurlbut..........................................     --                1997-1999       275,000  412,500
Robert W. Cremin............................................     --                1997-1999       200,000  300,000
Robert W. Stevenson.........................................     --                1997-1999       100,000  150,000
Larry A. Kring..............................................     --                1997-1999        90,000  135,000
Stephen R. Larson...........................................     --                1997-1999        90,000  135,000

------------------------

(1) The above awards were made pursuant to the Company's long-term incentive compensation plan which was instituted on November 1, 1996. Awards under the new plan are based on performance with respect to three groups of objectives: GROUP I--target earnings per share growth and target return on shareholders equity; GROUP II--strategic operating performance objectives, which may be altered from time to time by the Committee; and GROUP III--relative earnings per share and return on equity as compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate. Partial payments are to be made based on performance with respect to each group of targets for each year. See "Compensation Committee Report--Long Term Incentive Plan."

RETIREMENT BENEFITS

    The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan (which covers substantially all U.S. employees of the Company) and a Supplemental Executive Retirement Plan ("SERP") which, combined, requires an employee contribution of 1% of annual covered compensation. Under the plans, benefits accrue until retirement, subject to a 30-year maximum, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The SERP provides that Mr. Hurlbut receive retirement plan service maximums at age 65, thus his credited service equals 30 years at this time. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value.

    The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown are for retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 1998. To the extent the Social Security wage base is increased after 1998, the benefits payable under the retirement plan would be lower than the amounts shown.

PENSION PLAN TABLE

                                                                         YEARS OF CREDITED SERVICE AT RETIREMENT
                                                              --------------------------------------------------------------
AVERAGE COMPENSATION                                              10           15           20           25           30
------------------------------------------------------------  ----------   ----------   ----------   ----------   ----------
$100,000....................................................  $   13,400   $   20,100   $   26,800   $   33,600   $   40,300
 250,000....................................................      37,400       56,100       74,800       93,600      112,300
 400,000....................................................      61,400       92,200      122,800      153,600      184,300
 550,000....................................................      85,400      128,100      170,800      213,600      256,300
 700,000....................................................     109,400      164,100      218,800      273,600      328,300
 850,000....................................................     133,400      200,100      266,800      333,600      400,300

    The Named Executive Officers currently have the following completed years of credited service for purposes of the defined benefit retirement plan: Mr. Hurlbut, 30; Mr. Stevenson, 25; Mr. Cremin, 21; Mr. Kring, 5; and Mr. Larson, 19.

TERMINATION AGREEMENTS

    The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated "Without Cause" or resigns for "Good Reason," as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to twice the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period, or until other full-time employment is accepted.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PRINCIPLES

    The Compensation & Stock Option Committee (the "Committee") is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs.

    The Company's executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

    - Support a performance-oriented environment that rewards performance not only with respect to the Company's annual results but also Company performance as compared to that of longer-term industry performance levels.

    - Reward executives for long-term strategic management and the enhancement of shareholder value.

    - Attract and retain key executives critical to the success of the Company.

EXECUTIVE COMPENSATION PROGRAM

    Each executive's total compensation consists of both cash and equity-based compensation. The cash portion consists of salary, an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the Company's stock option plans.

SALARY:

    The Committee determines the initial salary for key executive officers based upon surveys of salaries for positions of comparable responsibility, taking into account competitive norms and the experience of the person being considered. Subsequent salary changes are based upon individual performance or changes in responsibilities.

ANNUAL INCENTIVE PLAN:

    At the beginning of the fiscal year, the Committee establishes a "target" award amount for each executive (stated as a percentage of the executive's base salary) and performance measurement goals for the year. The award amount calculated pursuant to the plan formula can range from 0% to 150% of each executive's "target" award amount.

    After award amounts are computed under the plan formula, the Committee may, at its discretion, adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount. The ability of the Committee to make subjective adjustments to award amounts reflects the Committee's concern that the performance of the Company measured against the goals established at the beginning of the year may not fully reflect the achievements of management. No award may exceed 112.5% of the executive's base salary.

    For 1998, the Committee selected earnings per share as the sole performance goal. Award amounts computed under the plan formula ranged from 30% to 72% of base salary. No adjustments under the discretionary formula were made.

LONG-TERM INCENTIVE PLAN:

    The long-term incentive compensation plan covers the three fiscal year period ending in October 1999 and is based on three groups of objectives: GROUP I establishes target earnings per share growth and target return on shareholders equity; GROUP II establishes strategic operating performance objectives for the Committee to monitor which may be altered from time to time by the Committee; and GROUP III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally and the plan provides for annual updating of objectives when the Committee deems appropriate.

    The plan contemplates partial payouts after the close of each fiscal year based on Committee evaluation of performance and based upon certain dollar targets established for each participant at the beginning of each fiscal year. These partial payouts are limited to 100% of salary for each year an executive receives payments under the plan. For fiscal 1998, no earned payout to a plan participant exceeded 98% of salary.

STOCK OPTIONS:

    The portion of the long-term incentives provided from stock options contemplates annual awards of stock options roughly equal in market value to the current salary of each senior executive. The Committee regularly reviews each executive's situation and periodically grants additional options. In December 1997 and 1998, the Committee awarded the officers options to purchase, in the aggregate, 107,000 and 125,000 shares, respectively, of the Company's Common Stock at fair value on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee believes the CEO's compensation should be structured so that the payouts from the annual incentive plan and the long-term incentive plan relate closely to the Company's performance. It has followed a policy of providing the CEO a planned compensation package which, in addition to base salary, would pay cash incentives of up to 125% of salary for achieving targeted Company performance. In 1998, the CEO's award under the annual incentive plan was $307,785 (72% of base salary), the earned portion of the long-term incentive plan was $412,500 (97% of base salary) and his base salary was $425,000 (effective January 1, 1997). In December 1997 and 1998, the Committee awarded the CEO options to purchase 25,000 and 20,000 shares, respectively, of the Company's Common Stock at fair market value on the date of grant.

    Each year, the Committee separately reviews the CEO's salary and participation levels in both the annual incentive plan and long-term incentive plan.

    It is the Company's general policy to provide that compensation payable under its executive compensation plans and arrangements will not fail to be deductible by reason of the million dollar limit on deductible compensation provided under Section 162(m) of the Internal Revenue Code. However, exceptions may be made on a case-by-case basis.

                                          Respectfully submitted,

                                          ROBERT F. GOLDHAMMER, CHAIRMAN
                                          E. JOHN FINN
                                          MALCOLM T. STAMPER

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders on the Common Stock during the years 1993 through 1998 with the cumulative total return of the Standard & Poor's 500 Stock Index, and the Standard & Poor's Capital Goods Index. The cumulative total return on the Company's Common Stock and each index assumes the value of each investment was $100 on October 31, 1993, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               ESTERLINE TECHNOLOGIES       S&P 500 INDEX      CAPITAL GOODS-500
10/93                                $100              $100                    $100
10/94                             $165.01           $103.87                 $115.82
10/95                             $308.35           $131.33                 $143.95
10/96                             $311.68           $162.97                 $186.91
10/97                             $485.01           $215.31                 $233.69
10/98                             $533.33           $262.66                 $264.88

                PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has unanimously adopted, subject to shareholder approval, an amendment to Article 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares. The text of the first sentence of
Article 4, as it is proposed to be amended, is as follows:

    The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million Five Hundred Thousand shares, consisting of Sixty Million shares of Common Stock having a par value of $0.20 per share, Twenty Five Thousand shares of Preferred Stock having a par value of $100.00 per share, issuable in series (hereinafter called the "Preferred Stock"), and Four Hundred Seventy Five Thousand shares of Serial Preferred Stock having a par value of $1.00 per share, issuable in series (herinafter the "Serial Preferred Stock").

    Under the present Restated Certificate of Incorporation, the Company has the authority to issue 30,000,000 shares of Common Stock, $0.20 par value per share, 25,000 shares of Preferred Stock, $100.00 par value and 475,000 shares of Serial Preferred Stock, $1.00 par value per share. At January 5, 1999, 17,334,388 shares of Common Stock were issued and outstanding and no shares of Preferred or Serial Preferred Stock were outstanding. Accordingly, as of January 5, 1999, after taking into account the shares reserved for issuance upon the exercise of Company stock options, approximately 11,259,862 shares of Common Stock remained available for issuance. The proposed amendment would provide for an additional 30,000,000 shares of Common Stock available for issuance.

    The purpose of the increase in authorized shares is to provide additional shares of Common Stock that could be issued for corporate purposes without further shareholder approval unless required by applicable law or regulation. At this time, the Company has no present plans, understandings, or agreements for the issuance or use of the proposed additional shares of Common Stock. Nevertheless, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Company will have more financial flexibility and be able to issue shares of Common Stock, without the expense and delay of a special shareholders' meeting, in connection with future opportunities for expanding the business through investments or acquisitions, possible stock splits or stock dividends, equity financings, management incentive plans, and for other purposes.

    The additional shares of Common Stock that would become available for issuance if the proposed amendment were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further shareholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the number of authorized shares of Common Stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (nor is the Board of Directors currently aware of any such attempts directed at the Company), shareholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes of control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

    The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The holders of Common Stock do not have preemptive rights to subscribe for the additional Common Stock proposed to be authorized. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                       SELECTION OF INDEPENDENT AUDITORS

    The selection by the Board of Directors, on the recommendation of the Audit Committee, of Deloitte & Touche LLP, Seattle, Washington, as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1999, is to be submitted to the meeting for ratification. Said firm has audited the financial statements of the Company since 1987.

    Representatives of Deloitte & Touche LLP will be present at the 1999 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

    The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors' selection of auditors, but does so as a matter of corporate policy. If the selection of auditors is not ratified by shareholders, the Board may continue to use Deloitte & Touche LLP as auditors or select new auditors if, in the opinion of the Board, such a change would be in the best interest of the Company and its shareholders; any such change would not be expected to be submitted to shareholders for ratification prior to the 2000 annual meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange act of 1934, as amended, generally requires the Company's directors and executive officers to send reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during 1998, except that the initial statement of ownership for James J. Cich, Jr. following his promotion to executive officer of the Company was inadvertently filed 246 days late.

                                 OTHER MATTERS

    As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

                         SHAREHOLDER PROPOSALS FOR 2000

    An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's executive office no later than September 17, 1999. A shareholder must have been a registered or beneficial owner of at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date on which the meeting is held. In addition, if the Company receives notice of a shareholder proposal after December 1, 1999, the persons named as proxies in the proxy statement for the 2000 annual meeting will have discretionary voting authority to vote on such proposal at the 2000 annual meeting.

                                          By order of the Board of Directors

                                          /s/ Robert W. Stevenson

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

                                          January 15, 1999

                                     [LOGO]

                  ESTERLINE TECHNOLOGIES CORPORATION

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wendell P. Hurlbut and Robert W. Stevenson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 3, 1999, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

               (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

-------------------------------------------------------------------------------
                          FOLD AND DETACH HERE

                                                    /X/ Please mark your votes
                                                        as in this example.

(1) Election of the following Nominees as Directors to serve a term of three years:
Robert W. Cremin, E. John Finn, Robert F. Goldhammer, Jerry D. Leitman

FOR  WITHHELD
/ /     / /

INSTRUCTION: To withhold authority for any individual nominee, print that nominee's name in the following space:


                                                                                    FOR  AGAINST  ABSTAIN
(2) Approval of an increase in the number of authorized shares of Common Stock      / /    / /      / /
from 30,000,000 to 60,000,000.
                                                                                    FOR  AGAINST  ABSTAIN
(3) Ratification of Deloitte & Touche LLP as the Company's independent              / /    / /      / /
auditors for fiscal year 1999.

(4) In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR each of the proposals referred to hereon; if no specification is made, a vote FOR all of said nominees and FOR approval of all of said proposals will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature(s) ___________________________________________   Date _____________
Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.
PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

---------------------------------------------------------------------------------------------------------
                                              FOLD AND DETACH HERE